Exhibit 10.29

DELUXE CORPORATION	PERFORMANCE ACCELERATED RESTRICTED STOCK AWARD AGREEMENT

AWARDED TO	AWARD DATE	NUMBER OF SHARES OF RESTRICTED STOCK	MARKET PRICE ON DATE OF AWARD

1.

The Award. Deluxe Corporation, a Minnesota corporation (“Deluxe”), hereby grants to you as of the above Award Date the above number of restricted shares of Deluxe common stock, par value $1.00 per share (the “Shares”) on the terms and conditions contained in this Restricted Stock Award Agreement (this “Agreement”) and the Deluxe Corporation 2000 Stock Incentive Plan, as amended (the “Plan”).

2.

Restricted Period. The Shares are subject to the restrictions contained in this Agreement and the Plan for a period (the “Restricted Period”) commencing on the Award Date and ending on the third anniversary of the Award Date, subject to the provisions of Section 4 below.

3.	Restrictions. The Shares shall be subject to the following restrictions during the Restricted Period:
(a)	The Shares shall be subject to forfeiture to Deluxe as provided in this Agreement and the Plan.

(b)

The Shares may not be sold, assigned, transferred or pledged during the Restricted Period. You may not transfer the right to receive the Shares, other than by will or the laws of descent and distribution, and any such attempted transfer shall be void.

(c)

The Shares will be issued in your name, either by book-entry registration or issuance of a stock certificate, which certificate will be held by Deluxe. If any certificate is issued, the certificate will bear an appropriate legend referring to the restrictions applicable to the Shares.

(d)

Any stock dividends or other non-cash distributions paid on the Shares during the Restricted Period shall be held by Deluxe until the end of the Restricted Period, at which time Deluxe will pay you all such dividends and other distributions, less any applicable tax withholding amounts. If the Shares are forfeited as described in Section 4 of this Agreement, then all rights to such payments shall also be forfeited.

4.	Acceleration of Vesting.
(a)

The restrictions with respect to fifty percent (50%) of the Shares will lapse (i.e., the Shares will “vest”), and such Shares shall thereupon become non-forfeitable and transferable, as of the first anniversary of the Award Date, provided (i) you are an employee of the Company on such anniversary date and (ii) the Company has achieved the Performance Threshold set forth in the Addendum to this Agreement, as determined by the Compensation Committee of Deluxe’s Board of Directors.

(b)

In the event your employment with the Company is terminated by reason of death, Disability or Qualified Retirement prior to the third anniversary of the Award Date, all of the Shares will vest and the Shares shall become non-forfeitable and transferable as of the date of such termination.

(c)

Subject to subparagraph 4(d), in the event your employment is terminated during the Restricted Period by reason of involuntary termination without Cause, a pro-rata portion of the Shares (based on the number of completed months elapsed since the Award Date) then subject to restrictions shall vest and become non-forfeitable and transferable as of the date of such termination.

(d)

Notwithstanding any provision contained in this Agreement that would result in Shares vesting in full or in part at a later date, if, in connection with any “Change of Control” (as defined in the Addendum), the acquiring Person, surviving or acquiring corporation or entity, or an affiliate of such corporation or entity, elects to continue this Agreement in effect and to replace the Shares with other equity securities that are registered under the Securities Act of 1933 and are freely transferable under all applicable federal and state securities laws and regulations, the Shares then subject to restriction shall vest in full if, within twelve months of the date of the Change of Control,

(i)	Your employment with the Company (or any successor company or affiliated entity with which you are then employed) is terminated by the Company or such other employer without Cause,
(ii)	Your employment with the Company (or any successor company or affiliated entity with which you are then employed) is terminated by you for “Good Reason” (as defined in the Addendum), or
(iii)	Any earlier date provided under this Agreement.

In the event of any such Change of Control, the number of replacement equity securities shall be determined by multiplying the exchange ratio used in connection with the Change of Control for determining the number of replacement equity securities issuable for the outstanding shares of Deluxe’s common stock, or if there is no such ratio, an exchange ratio established or accepted by the Continuing Directors (as defined in the Addendum) so as to preserve the same economic value in this Award as existed prior to the

Ver. 2/07

Change of Control. In the event of any such Change of Control, all references herein to the Shares shall thereafter be deemed to refer to the replacement equity securities, references to Deluxe shall thereafter be deemed to refer to the issuer of such replacement equity securities, and all other terms of this Agreement shall continue in effect except as and to the extent modified by this subparagraph.

(e)

If the Change of Control does not meet the continuation or replacement criteria specified in subparagraph 4(d) above, all Shares then subject to restriction shall vest in full immediately upon the Change of Control.

5.	Forfeiture.
(a)

Subject to the provisions of Section 4, in the event your employment is terminated prior to the third anniversary of the Award Date, or you engage in a Forfeiture Activity (as defined below), your rights to all of the Shares then subject to restrictions shall be immediately and irrevocably forfeited.

(b)

If, at any time within 12 months after the date any portion of this Award has vested, you engage in any Forfeiture Activity (as defined below), then the value of the Shares received by you pursuant to such vesting must be paid to Deluxe within 30 days of demand by Deluxe. For purposes hereof, the value received by you shall be determined by multiplying the number of Shares that vested times the closing price on the New York Stock Exchange of a share of Deluxe’s common stock on the vesting date (without regard to any subsequent increase or decrease in the fair market value of such shares).

(c)

As used herein, you shall be deemed to have engaged in a Forfeiture Activity if you (i) directly or indirectly, engage in any business activity on your own behalf or as a partner, stockholder, director, trustee, principal, agent, employee, consultant or otherwise of any person or entity which is in any respect in competition with or competitive with the Company or you solicit, entice or induce any employee or representative of the Company to engage in any such activity, (ii) directly or indirectly solicit, entice or induce (or assist any other person or entity in soliciting, enticing or inducing) any customer or potential customer (or agent, employee or consultant of any customer or potential customer) with whom you had contact in the course of your employment with the Company to deal with a competitor of the Company, (iii) fail to hold in a fiduciary capacity for the benefit of the Company all confidential information, knowledge and data, including customer lists and information, business plans and business strategy (“Confidential Data”) relating in any way to the business of the Company for so long as such Confidential Data remains confidential, or (iv) are terminated by the Company for Cause.

(d)

If any court of competent jurisdiction shall determine that the foregoing forfeiture provisions are invalid in any respect, the court so holding may limit such provisions in any manner which the court determines such that the provision shall be enforceable against you.

(e)

By accepting this Agreement, you consent to a deduction from any amounts Company owes you from time to time (including amounts owed to you as wages or other compensation, fringe benefits, or vacation pay, as well as any other amounts owed to you by Company), to the extent of the amount you owe Company under the foregoing provisions. Whether or not Company elects to make any set-off in whole or in part, if Company does not recover by means of set-off the full amount you owe, calculated as set forth above, you agree to pay immediately the unpaid balance to Company.

(f)

You will be released from the forfeiture provisions of subparagraph (c)(i) in the event your employment with the Company has been involuntarily terminated without Cause due to a job elimination or other reduction in force. Otherwise, you may be released from the foregoing forfeiture provisions only if the Compensation Committee of the Deluxe Board (or is duly appointed agent) determines in its sole discretion that such action is in the best interests of Company.

6.

Rights. Upon issuance of the Shares, you shall, subject to the restrictions of this Agreement and the Plan, have all of the rights of a shareholder with respect to the Shares, including the right to vote the Shares and receive any cash dividends and any other distributions thereon, unless and until the Shares are forfeited. Cash dividends will be paid to you at the time such dividends are paid on shares of Deluxe common stock, less any applicable tax withholding amounts, and may, at Deluxe’s discretion, be paid through its normal payroll process.

7.

Income Taxes. You are liable for any federal and state income or other taxes applicable upon the grant of the Restricted Stock if you make an election under Section 83(b) of the Internal Revenue Code of 1986, as amended, within 30 days of the date of grant, or upon the lapse of the restrictions on the Shares, and the subsequent disposition of the Shares, and you acknowledge that you should consult with your own tax advisor regarding the applicable tax consequences. Upon the lapse of the restrictions on the Shares, you shall promptly pay to Deluxe in cash, or in previously acquired shares of Deluxe common stock having a fair market value equal to the amount of, all applicable taxes required by Deluxe to be withheld or collected upon the lapse of the restrictions on the Shares. In the alternative, prior to the end of the Restricted Period, you may direct Deluxe to withhold from the Shares the number of Shares having a fair market value equal to the amount of all applicable taxes required by Deluxe to be withheld upon the lapse of the restrictions on the Shares.

8.

Terms and Conditions. This Agreement does not guarantee your continued employment or alter the right of Deluxe or its affiliates to terminate your employment at any time. This Award is granted pursuant to the Plan and is subject to its terms. In the event of any conflict between the provisions of this Agreement and the Plan, the provisions of the Plan shall govern.

DELUXE CORPORATION

By:

ADDENDUM TO

PERFORMANCE ACCELERATED

RESTRICTED STOCK AWARD AGREEMENT

For the purposes hereof the terms used herein shall have the following meanings:

“Company” shall mean Deluxe and its Affiliates, as herein defined.

The “Performance Threshold” for purposes of section 4(a) of this Agreement shall be as follows: net cash provided by operating activities of continuing operations equal to or exceeding $___ million for the Company’s 20__ fiscal year, as derived from the Company’s Consolidated Statement of Cash Flows for the year ended December 31, 20__.

“Qualified Retirement” shall mean any termination of employment that the Compensation Committee of Deluxe’s Board of Directors approves as a qualified retirement, provided (i) you have at least twenty years of service with Deluxe and/or its Affiliates (“Service Years”), and (ii) the sum of your age and Service Years equals or exceeds seventy-five.

“Disability” shall mean your permanent disability as defined by the provisions of the long term disability plan of Deluxe or any Affiliate by which you are employed at the time of such disability. In the event that any such Affiliate does not have a long term disability plan in effect at such time, you shall be deemed disabled for the purposes hereof if you would have qualified for long term disability payments under Deluxe’s long term disability plan had you then been an employee of Deluxe.

“Cause” shall mean (i) you have breached your obligations of confidentiality to Deluxe or any of its Affiliates; (ii) you have otherwise failed to perform your employment duties and do not cure such failure within thirty (30) days after receipt of written notice thereof; (iii) you commit an act, or omit to take action, in bad faith which results in material detriment to Deluxe or any of its Affiliates; (iv) you have had excessive absences unrelated to illness or vacation (“excessive” shall be defined in accordance with local employment customs); (v) you have committed fraud, misappropriation, embezzlement or other act of dishonesty in connection with Deluxe or any of its Affiliates or its or their businesses; (vi) you have been convicted or have pleaded guilty or nolo contendere to criminal misconduct constituting a felony or a gross misdemeanor, which gross misdemeanor involves a breach of ethics, moral turpitude, or immoral or other conduct reflecting adversely upon the reputation or interest of Deluxe or its Affiliates; (vii) your use of narcotics, liquor or illicit drugs has had a detrimental effect on your performance of employment responsibilities; or (viii)You are in material default under any agreement between you and Deluxe or any of its Affiliates following any applicable notice and cure period.

“Good Reason” shall mean (i) except with your written consent given in your discretion, (a) the assignment to you of any position and/or duties which represent or otherwise entail a material diminution in your position, authority, duties or responsibilities, or (b) any other action by the Company which results in a material diminution in your position (or positions) with the Company, excluding for this purposes an isolated, insubstantial or inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of written notice thereof given by you and excluding any diminution attributable solely to the fact that Deluxe is no longer a public company; (ii) any material reduction in your aggregate compensation and incentive opportunities, or any failure by the Company to comply with any other written agreement between you and the Company, other than an isolated, insubstantial or inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of written notice thereof given by you; (iii) the Company’s requiring you to be based at any location more than 50 miles from your then current location; (iv) any purported termination by the Company of your employment which is not effected pursuant to a written notice of termination specifying the reasons for your termination and the manner by which such reasons constitute “Cause” (as defined herein); or (v) any request or requirement by the Company that you take any action or omit to take any action that is inconsistent with or in violation of the Company’s ethical guidelines and policies as the same existed within the 120-day period prior to the termination date or any professional ethical guidelines or principles that may be applicable to you.

A “Change of Control” shall be deemed to have occurred if the conditions set forth in any one of the following paragraphs shall have been satisfied:

Addendum
Page 1 of 2	Ver. 2/07

ADDENDUM TO

PERFORMANCE ACCELERATED

RESTRICTED STOCK AWARD AGREEMENT

(I)

any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of Deluxe representing 20% or more of the combined voting power of Deluxe’s then outstanding securities excluding, at the time of their original acquisition, from the calculation of securities beneficially owned by such Person, any securities acquired directly from Deluxe or its Affiliates or in connection with a transaction described in clause (a) of paragraph III below; or

(II)

individuals who at the Grant Date constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of Deluxe) whose appointment or election by the Board or nomination for election by Deluxe’s shareholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the Grant Date or whose appointment, election or nomination for election was previously so approved or recommended (such directors collectively being referred to as “Continuing Directors”), cease for any reason to constitute a majority thereof; or

(III)

there is consummated a merger or consolidation of Deluxe or any Affiliate with any other company, other than (a) a merger or consolidation which would result in the voting securities of Deluxe outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of Deluxe or any Affiliate, at least 65% of the combined voting power of the voting securities of Deluxe or such surviving entity or parent thereof outstanding immediately after such merger or consolidation, or (b) a merger or consolidation effected to implement a recapitalization of Deluxe (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of Deluxe representing 20% or more of the combined voting power of Deluxe’s then outstanding securities; or

(IV)

the shareholders of Deluxe approve a plan of complete liquidation of Deluxe or there is consummated an agreement for the sale or disposition by Deluxe of all or substantially all Deluxe’s assets, other than a sale or disposition by Deluxe of all or substantially all of Deluxe’s assets to an entity, at least 65% of the combined voting power of the voting securities of which are owned by shareholders of Deluxe in substantially the same proportions as their ownership of Deluxe immediately prior to such sale.

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of Deluxe immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of Deluxe immediately following such transaction or series of transactions.

“Person” shall have the meaning defined in Sections 3(a)(9) and 13(d) of the Securities Exchange Act of 1934, as amended, except that such term shall not include (i) Deluxe or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of Deluxe or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the shareholders of Deluxe in substantially the same proportions as their ownership of stock of Deluxe.

“Beneficial Owner” shall have the meaning defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended.

“Affiliate” shall mean a company controlled directly or indirectly by Deluxe, where “control” shall mean the right, either directly or indirectly, to elect a majority of the directors thereof without the consent or acquiescence of any third party.

Addendum